Exhibit 99.(i)

July 19, 2006

Board of Trustees

Keystone Mutual Funds

7101 West 78th Street, Suite 201

Bloomington, MN 55439

Re: Legal Opinion-Securities Act of 1933

Ladies and Gentlemen:

We have examined the Agreement and Declaration of Trust (the  “Agreement”) of the Keystone Mutual Funds (the “Trust”),  a series statutory  trust organized under the Delaware  Statutory  Trust Act on April 4, 2006, the By-Laws of the Trust, and the resolutions adopted by the Trust’s Board of Trustees organizing the business of the Trust, and the various pertinent  corporate proceedings we deem material. We have also examined the Notification of Registration and the Registration Statement filed on behalf of the Trust under the Investment  Company Act of 1940, as amended (the “Investment  Company Act”), and the Securities Act of 1933, as amended (the “Securities Act”), all as amended to date, as well as other items we deem material to this opinion.

The Trust is authorized by the Agreement to issue an unlimited number of shares of beneficial interest, without par value, and currently issues shares of the Keystone Large Cap Growth Fund series of shares of the Trust. The Agreement also empowers the Board of Trustees to designate  any additional series or classes and allocate shares to such series or classes.

The Trust has filed with the U.S. Securities and Exchange Commission a registration statement under the Securities Act, which registration statement is deemed to register an indefinite number of shares of the Trust pursuant to the provisions of Section 24(f) of the  Investment Company Act. You have further advised us that the Trust will timely file a Notice pursuant to Rule 24f-2 under the Investment Company Act perfecting the registration of the shares sold by the series of the Trust during each fiscal year during which such registration of an indefinite number of shares remains in effect.

You also have informed us that the shares of the Trust will be sold in accordance with the Trust’s usual method of distributing its registered shares, under which prospectuses are made  available for delivery to offerees and purchasers of such shares in accordance with Section 5(b) of the Securities Act.

Based upon the foregoing information and examination, so long as the Trust remains a valid  and subsisting entity under the laws of its state of organization, and the registration of an  indefinite number of shares of the Trust remains effective, the authorized shares of the Trust when issued for the consideration set by the Board of Trustees pursuant to the Agreement, and subject to compliance with Rule 24f-2, will be legally outstanding,  fully-paid, and  non-assessable shares, and the holders of such shares will have all the rights  provided for with respect to such holding by the Agreement and the laws of the State of Delaware.

We hereby consent to the use of this opinion, in lieu of any other, as an exhibit to the  Registration Statement of the Trust, along with any amendments thereto, covering the  registration of the shares of the Trust under the Securities Act and the applications, registration statements or notice filings, and amendments thereto, filed in accordance with the securities  laws of the several states in which shares of the Trust are offered, and we further consent to  reference in the registration statement of the Trust to the fact that this opinion concerning the legality of the issue has been rendered by us.

Very truly yours,

Faegre & Benson LLP